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[MELLON LOGO] MELLON                               NEWS RELEASE
             ANALYSTS:

             Donald J. MacLeod    David T. Lamar
Contact:     (412)234-5601        (412) 234-4633   Corporate Affairs
             MEDIA:                                One Mellon Bank Center
             Stephen K. Dishart                    Pittsburgh, PA 15258-0001
             (412) 234-0850




FOR IMMEDIATE RELEASE


            MELLON BANK CORPORATION COMPLETES 8 MILLION SHARE STOCK REPURCHASE AND ANNOUNCES NEW 3.5 MILLION SHARE REPURCHASE

PITTSBURGH, Feb. 29, 1996 -- Mellon Bank Corporation today announced it has completed repurchase of 8 million shares of common stock authorized by its board of directors in October 1995. In addition, the Corporation's board of directors has authorized the repurchase of up to an additional 3.5 million shares of common stock to meet current and near-term requirements for the Corporation's stock-based benefit plans and its dividend reinvestment plan.
   The 8 million share repurchase was initiated last October to return excess capital to shareholders. The repurchase was completed through open market purchases and privately negotiated transactions.
   Since the first quarter of 1995, Mellon has repurchased 18.6 million common shares and equivalents, including the 8 million share repurchase authorized in October and three previous common share repurchases. Two previous repurchase programs authorized in the fourth quarter of 1994 and in the third quarter of 1995 were also for the purpose of making additions to the Corporation's treasury shares for benefit and dividend reinvestment plans. In the second quarter of 1995, the Corporation also repurchased 3.75 million shares of common stock as well as warrants for an additional 4.5 million shares of common stock from American Express issued in 1993 as part of the purchase price of The Boston Company.

                                    (more)
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Mellon Completes Stock Repurchase, Announces Additional Authorization
February 29, 1996
Page 2

   The Corporation will make the newly authorized 3.5 million share repurchase from time to time in the open market or through privately negotiated transactions.
   With balance sheet assets of approximately $41 billion and assets under management or administration of more than $1 trillion, Mellon Bank Corporation is a major financial services company headquartered in Pittsburgh; its primary subsidiary is Mellon Bank, N.A. Mellon provides a full range of banking and investment products and services to individuals and small, midsize and large businesses and institutions. Its principal mutual fund business is The Dreyfus Corporation.

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